Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222740) pertaining to the AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan and the PlayAGS, Inc. Omnibus Incentive Plan of PlayAGS, Inc. (formerly AP Gaming Holdco, Inc.) of our report dated March 9, 2016 (except for Note 16 - Subsequent events - Stock Split, as to which the date is March 14, 2018), with respect to the consolidated financial statements and schedules of PlayAGS, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 30, 2018